UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
November 18, 2009

Date of report (Date of earliest event reported)
ADVANCED BIOENERGY, LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52421	20-2281511

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10201 Wayzata Boulevard, Suite 250 Minneapolis, Minnesota	55305

(Address of principal executive offices)	(Zip Code)
Telephone Number: (763) 226-2701

(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective November 18, 2009, the board of directors (the “Board”) of Advanced BioEnergy, LLC (the “Company”) appointed Neil Hwang, the Chief Financial and Compliance Officer of Clean Energy Capital, LLC, as a director of the Board, filling a vacancy. Clean Energy Capital, LLC is an affiliate of Ethanol Investment Partners, LLC (“EIP”). Mr. Hwang joined the Board as a Group III director (with a term expiring in 2011) under the Company’s operating agreement. The Board also appointed Mr. Hwang to the Company’s Audit Committee and he is being considered for appointment to the Risk Management Committee.
     Mr. Hwang has been appointed to the Board pursuant to the terms of a Voting Agreement among each director of the Company, South Dakota Wheat Growers Association, EIP and Hawkeye Energy Holdings, LLC (“Hawkeye”), effective August 28, 2009. The Voting Agreement, among other things, requires the parties to appoint a second EIP nominee upon the earlier of a vacancy on the Board or the 2010 regular meeting of the Company and to thereafter nominate for election two designees of EIP, recommend such nominees for election and vote all units (or other voting equity securities) of the Company they beneficially own, hold of record or otherwise control at any time, in person or by proxy, to elect such designees to the Board.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 23, 2009	ADVANCED BIOENERGY, LLC
	By:	/s/ Richard R. Peterson
Richard R. Peterson
Chief Executive Officer, President and Chief Financial Officer